ELEVENTH AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This eleventh amendment (the “Amendment”) to the ETF distribution agreement dated as of August 8, 2022, as amended (the “Agreement”), by and between The RBB Fund, Inc. and Quasar Distributors, LLC (together, the “Parties”), is effective as of November 26, 2025.

WHEREAS, the Parties desire to amend the Agreement to reflect the addition by the Company of a mutual fund share class (the “Mutual Fund Share Class”) for some or all of its Funds.

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. The provision of Services to each Mutual Fund Share Class shall be subject to the additional terms included in Addendum A attached hereto. In the event of a conflict between the Agreement and Addendum A with respect to the Mutual Fund Share Class, Addendum A shall control.

3. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

QUASAR DISTRIBUTORS, LLC		THE RBB FUND, INC.

By:	/s/ Teresa Cowan	By:	/s/ James G. Shaw
Name:	Teresa Cowan	Name:	James G. Shaw
Title:	President	Title:	CFO/COO & Secretary
Date:	10/7/2026	Date:	10/1/2026

ADDENDUM A

In addition to the terms of the Agreement, the following terms in this Addendum A (the “Addendum”) shall apply to each mutual fund share class of a Fund (the “Mutual Fund Share Class”). Capitalized terms used but not defined in this Addendum nor in the Agreement are defined in each Fund’s Prospectus. As used in this Addendum, the term “Prospectus” shall mean each current prospectus, including the statement of additional information, as both may be amended or supplemented, relating to Mutual Fund Share Class of any of the Funds and included in the currently effective registration statement(s) or post-effective amendment(s) thereto (the “Registration Statement”) of the Company under the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended (the “1940 Act”).

1. The Company hereby appoints the Distributor as its principal underwriter for the distribution of the Mutual Fund Share Class of each Fund, on the terms and conditions set forth in this Addendum , and the Distributor hereby accepts such appointment and agrees to perform the services and duties set forth in this Addendum.

2. With respect to the Mutual Fund Share Class, the Distributor shall solely provide the following services:

A. The Distributor agrees to act as the principal underwriter of the Company for the distribution of the shares (“Shares”) of the Mutual Fund Share Class of each Fund, upon the terms and at the current offering price (plus sales charge, if any) described in the Prospectus.

B. During the continuous public offering of the Mutual Fund Share Class of each Fund, the Distributor shall distribute the Shares on a best efforts basis, meaning that the Distributor shall not be obligated to sell any certain number of Shares. All orders for Shares shall be made through financial intermediaries or submitted directly to the applicable Fund or its designated agent. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Prospectus. The Company or its designated agent will confirm orders and subscriptions upon receipt, will make appropriate book entries and, upon receipt of payment, will issue the appropriate number of Shares in uncertificated form.

C. The Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through NSCC’s Fund/SERV System (“FundSERV”). The Company acknowledges and agrees that the Distributor shall not be responsible for any operational matters associated with the FundSERV or Networking services within your NSCC account, including but not limited to taking orders from financial intermediaries.

D. The Distributor acknowledges and agrees that it is not authorized to provide any information or make any representations regarding the Funds other than as contained in the Prospectus and any Client marketing materials (“Marketing Materials”) specifically approved by the Company or the investment adviser to the Fund(s).

E. The Distributor agrees to review all proposed Marketing Materials provided by the Company for compliance with applicable U.S. Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”) advertising rules and regulations, and shall file with FINRA those Marketing Materials it believes are in compliance with such applicable laws and regulations. The Distributor agrees to furnish to the Company any comments provided by regulators with respect to such Marketing Materials.

F. At the request of the Company, the Distributor shall enter into the Standard Dealer Agreement (as defined below), and may, in its discretion, enter into non-standard dealer agreements with financial intermediaries as the Company may select, in order that such financial intermediaries may sell Shares of the Funds. The Funds’ form of dealer agreement and/or selling agreement shall be in a form similar to that attached at Exhibit D (“Standard Dealer Agreement”) and shall be approved by the Company’s Board of Directors (the “Board”).

G. The Company acknowledges and agrees that the Distributor shall not be obligated to make any payments to any broker-dealers, other financial intermediaries or other third parties, unless (i) the Distributor has received an authorized corresponding payment from the applicable Fund’s distribution and/or servicing plan adopted pursuant to Rule 12b-1 under the 1940 Act (“Plan”) and (ii) such Plan been approved by the Board.

H. The Distributor shall prepare reports for the Board regarding its activities under this Addendum as from time to time shall be reasonably requested by the Board, including reports regarding the use of 12b-1 payments received by the Distributor, if any.

I. The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act. The Distributor agrees that all records which it maintains pursuant to the 1940 Act for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request; provided, however, that Distributor may retain all such records required to be maintained by Distributor pursuant to applicable FINRA or SEC rules and regulations.

J. The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Addendum , and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Board or the Company’s Chief Compliance Officer.

K. The services furnished by the Distributor hereunder are not to be deemed exclusive and the Distributor shall be free to furnish similar services to others so long as its services under this Addendum are not impaired thereby.

L. Notwithstanding anything herein to the contrary, the Distributor shall not be required to register as a broker or dealer in any specific jurisdiction or to maintain its registration in any jurisdiction in which it is now registered.

M. To the extent permitted by law, the Distributor shall promptly notify the Company of the commencement of any material litigation or proceedings against the Distributor or any of its managers, officers or directors in connection with the issue and sale of any of the Shares.

N. The Distributor undertakes to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference, and no implied covenants or obligations shall be read into this Addendum against the Distributor.

3. With respect to the Mutual Fund Share Class, the duties of the Company shall be:

A. The Company agrees to redeem or repurchase Shares tendered by shareholders of the Funds in accordance with the Company’s obligations in the Prospectus and the Registration Statement. The Company reserves the right to suspend such repurchase right upon written notice to the Distributor.

B. The Company shall take, or cause to be taken, all necessary action to register the Shares under the federal and all applicable state securities laws and to maintain an effective Registration Statement for such Shares in order to permit the sale of Shares as herein contemplated. The Company authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of Shares.

C. The Company agrees to advise the Distributor promptly in writing:

(i)	of any material action, correspondence, or other communication by the SEC or its staff relating to the Funds, including requests by the SEC for amendments to the Registration Statement or Prospectus (not including routine comments on post-effective amendments to the Registration Statement);

(ii)	in the event of the issuance by the SEC of any stop-order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)	of the happening of any event which makes untrue any statement of a material fact made in the Prospectus or which requires the making of a change in such Prospectus in order to make the statements of a material fact therein not misleading;

(iv)	in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by the 1940 Act or the rules of the SEC; and

(v)	of the commencement of any material litigation or proceedings against the Company or any of its officers or directors, that the Company knows of, or reasonably should know of, in connection with the issue and sale of any of the Shares.

D. The Company shall inform the Distributor of any such states in which the Company has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized states where the Distributor had no information from the Company that such sale or sales were unauthorized at the time of such sale or sales.

E. The Company agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

F. The Company shall reasonably cooperate in the efforts of the Distributor to distribute the Shares. In addition, the Company shall keep the Distributor reasonably informed of its affairs related to the activities contemplated by this Addendum. The Company will provide to the Distributor such number of copies as Distributor may reasonably request of (i) its then currently effective Prospectus, (ii) copies of semi-annual reports and annual audited reports of the Company’s books and accounts made by independent public accountants regularly retained by the Company, and (iii) such other information or material for use in connection with the distribution of Shares. The Company shall forward a copy of any SEC filings, including the Registration Statement, to the Distributor promptly. The Company represents that it will not use or authorize the use of any Marketing Materials unless and until such Marketing Materials have been approved and authorized for use by the Distributor.

G. The Company shall provide and cause each other agent or service provider to the Company, including the Company’s transfer agent and investment adviser, to provide, to Distributor in a timely and accurate manner all such information (and in such reasonable medium) that the Distributor may reasonably request that may be necessary for the Distributor to perform its duties under this Addendum.

H. The Company shall not file any amendment to the Registration Statement or Prospectus that materially amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Addendum shall in any way limit the Company’s right to file at any time such amendments to the Registration Statement or Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional.

I. The Company shall not list the Distributor as the principal underwriter or distributor in any post-effective amendment to the Registration Statement, which is filed for the purpose of creating a new Fund, without receiving prior written permission from the Distributor, which consent shall not be unreasonably withheld. At or before such time as a new Fund becomes effective, Client and Distributor agree to amend this Addendum for purposes of updating Exhibit A.

J. The Company shall be responsible for exchanges into different share classes of a Fund and Distributor will have no liability regarding such exchanges.

4. In addition to the Representations and Warranties in the Agreement, solely with respect to the Mutual Fund Share Class, the Company hereby represents and warrants to the Distributor, which representations and warranties shall be deemed to be continuing throughout the term of this Addendum :

A. that all necessary approvals, authorizations, consents or orders of or filings with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency have been or will be obtained by the Fund in connection with the issuance and sale of the Shares, including registration of the Shares under the 1933 Act, and any necessary qualification under the securities or blue sky laws of the various jurisdictions in which the Shares are being offered;

B. that it shall abide by the requirements of any SEC exemptive order regarding the Mutual Fund Share Class; and

C. that it shall ensure that all exchanges into or out of the Mutual Fund Share Class will be properly executed.

5. In consideration of the Distributor’s services in connection with the distribution of Shares of each Fund and Class thereof, the Distributor shall receive the compensation set forth in Exhibit C.

6. In addition to the indemnities included in the Agreement, the following indemnities shall apply with respect to the Mutual Fund Share Class:

A. The Company acknowledges and agrees that the Distributor may enter into, assume, or become a party to certain dealer, selling and/or similar agreements (“Non-Standard Dealer Agreements”) that contain certain representations, duties, obligations, undertakings and indemnification that are not included in the Standard Dealer Agreement (“Non-Standard Duties”), or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement (“Non-Standard Representations,” and collectively with Non-Standard Duties, “Non-Standard Obligations”). The Company agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard Dealer Agreement, subject to the Company’s review and approval of such Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Dealer Agreement shall be considered a “Non-Standard Dealer Agreement.”

B. To the extent that the Distributor, after the review and approval by the Company, enters into any Non-Standard Dealer Agreement, the Company shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Obligations under any Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; (c) any indemnification provided by the Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification that the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Company or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance or reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement to the extent that such duties and obligations are the responsibility of the Distributor in the Standard Dealer Agreement.

7. The Parties agree that the Mutual Fund Share Class will not be subject to authorized participant agreements.

EXHIBIT A

Fund Name	Share Class
F/m US Treasury 3 Month Bill Fund	Institutional Class Shares

EXHIBIT C

Compensation

SALES LOADS*:

1. With respect to the Mutual Fund Share Class Shares (i) that part of the sales charge, if any, which is retained by the Distributor after reallowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended.

2. With respect to Mutual Fund Share Class Shares (i) that part of the front-end sales charge, if any, which is retained by the Distributor after allowance of discounts to dealers as set forth, if required, in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of the offering, as amended, and (ii) the contingent deferred sales charge, if any, payable with respect to Mutual Fund Share Class Shares sold through the Distributor as set forth in the Registration Statement, including the Prospectus, filed with the SEC and in effect at the time of sale of such Mutual Fund Share Class Shares.

3. With respect to any future Class of Shares, the Distributor shall be entitled to such consideration as set forth in the Fund’s Prospectus.

*	All Sales Loads received by the Distributor shall be held to be used solely for distribution-related expenses and shall not be retained as profit.

12b-1 PAYMENTS*:

The Distributor shall be obligated to make 12b-1 payments only after, for so long as, and to the extent that the Distributor receives such payments from the applicable Fund.

*	All 12b-1 payments received by the Distributor shall be held to be used solely for distribution- and/or servicing-related expenses, as described in the applicable Plan, and shall not be retained as profit by the Distributor.